UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM U-9C-3

                      QUARTERLY REPORT PURSUANT TO RULE 58

                                  June 30, 2003

                               Exelon Corporation

                            10 South Dearborn Street
                                   37th Floor
                                 P.O. Box 805379
                             Chicago, IL 60680-5379















Inquiries concerning this Form U-9C-3
   should be directed to:                             Scott Peters
                                                      Exelon Corporation
                                                      10 South Dearborn Street
                                                      38th Floor
                                                      P.O. Box 805379
                                                      Chicago, IL 60680-5379



TABLE OF CONTENTS

Item                                                                                         Page
Number                                                                                       Number
     1        Organization Chart                                                                 3
     2        Issuances and Renewals of Securities and Capital Contributions                     5
     3        Associate Transactions
                  Part I - Transactions Performed by Reporting Companies on
                      Behalf of Associate Companies                                              6
                  Part II - Transactions Performed by Associate Companies
                      On Behalf of Reporting Companies                                           6
     4        Summary of Aggregate Investment                                                    7
     5        Other Investments                                                                  8
     6        Financial Statements and Exhibits                                                  9
              Signature                                                                         11














ITEM 1.  ORGANIZATION CHART
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                                                         Energy or      Date of     % Voting
              Name of Reporting Company                 Gas-Related   Organization  Securities       Nature of Business
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
Exelon Corporation                                                                              (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
      Commonwealth Edison Company                                                               (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
      Commonwealth Research Corporation                 Energy            6/8/1976        100%  Energy-related (Category 1,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   PECO Energy Company                                                                          (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
       East Coast Natural Gas Cooperative, LLC          Energy           3/15/1995      41.12%  Energy-related (Category 9)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
      Horizon Energy Company *                          Energy            2/6/1995        100%  Energy-related (Category 5)
  Exelon Generation Company, LLC                                                                (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
    Exelon AOG Holding # 1, Inc.                                                                (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
    Exelon AOG Holding # 2, Inc.                                                                (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
      Exelon New England Power Marketing, LP            Energy           3/24/1999        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
    Exelon New England Holdings, LLC                                                            (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
       Exelon New England Power Services, Inc.          Energy            2/5/1998        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
       Exelon Hamilton, LLC                             Energy           3/31/1999        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   Penesco Company, LLC                                 Energy            6/6/2001        100%  Energy-related (Category 7,9)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   Cenesco Company, LLC                                 Energy          12/31/2001        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   ExTex Retail Services Company, LLC                   Energy         5/12/202003        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   Exelon Allowance Management Company, LLC             Energy           11/8/2001        100%  Energy-related (Category 2)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   Exelon Power Labs, LLC                               Energy           11/8/2002        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   Exelon Power Holdings, LP                                                                    (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
      Keystone Fuels, LLC                               Energy          10/17/2000      20.99%  Energy-related (Category 9)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
      Conemaugh Fuels, LLC                              Energy          10/16/2002      20.72%  Energy-related (Category 9)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   ExTex Marketing, LLC *                               Energy           5/13/2002        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
       ExTex Power, LP *                                Energy           5/13/2002         99%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
   Exelon Enterprises Company, LLC                                                           (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         Exelon Energy Company                          Energy            1/4/1999        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            AllEnergy Gas & Electric Marketing          Energy           9/12/2000        100%  Energy-related (Category 5)
Company, LLC
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            AllEnergy Connecticut Company, LLC          Energy           6/13/2003        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            AllEnergy Massachusetts Company, LLC        Energy           6/13/2003        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            AllEnergy New York Company, LLC             Energy           6/13/2003        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            AllEnergy New Jersey Company, LLC           Energy           6/13/2003        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            AllEnergy Rhode Island Company, LLC         Energy           6/13/2003        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Texas-Ohio Gas, Inc.                        Energy                            100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         Exelon Services, Inc.                          Energy           7/13/1999        100%  Energy-related (Category 1,
                                                                                                2,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Exelon Services Federal Group, Inc          Energy          12/30/1988        100%  Energy-related (Category 1,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         Unicom Power Holdings, LLC                     Energy           3/23/1999        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         Unicom Power Marketing Inc.                    Energy           7/28/1997        100%  Energy-related (Category 5)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         Exelon Enterprises Management, Inc.                                                    (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Exelon Capital Partners, Inc.                                                       (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Exelon Enterprises Investments, Inc.                                             (a)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                  UTECH Climate Challenge Fund, L.P.    Energy           6/30/1995       24.4%  Energy-related (Category 2)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         Adwin Equipment Company                        Energy            8/5/1968        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         Exelon Thermal Holdings, Inc.                  Energy            8/5/1997        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Northwind Chicago LLC                       Energy            8/5/1999        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Exelon Thermal Development, Inc.            Energy            2/5/1997        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Exelon Thermal Technologies, Inc.           Energy           7/30/1993        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            ETT Boston Inc.                             Energy          12/22/1995        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Northwind Boston LLC                     Energy            1/5/1996         25%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            ETT Houston Inc.                            Energy            2/5/1997        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            ETT North America Inc.                      Energy           7/18/1996        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Northwind Thermal Technologies Canada    Energy            8/1/1996        100%  Energy-related (Category 6,7)
Inc.
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                  ETT Canada, Inc.                      Energy            8/1/1996        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                    Northwind Windsor                   Energy           7/18/1996         50%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            ETT National Power Inc.                     Energy           8/15/1997        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Northwind Midway LLC                     Energy            6/2/1998        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------

* Denotes inactive corporation.
(a) Directly and / or indirectly holds securities in energy-related companies.





Item 1 ORGANIZATION CHART
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
Name of Reporting Company                               Energy or       Date of     % Voting    Nature of Business
                                                        Gas-Related   Organization  Securities
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            ETT Nevada Inc.                             Energy          10/30/1997        100%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Northwind Aladdin LLC                    Energy          10/28/1997         75%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Northwind Las Vegas LLC                  Energy          10/28/1997         50%  Energy-related (Category 6,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
         InfraSource Inc.                               Energy            6/8/1999         95%  Energy-related (Category
                                                                                                6,9,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            InfraSource Integrated Services, Inc.       Energy           5/28/1999        100%  Energy-related (Category
                                                                                                1,4,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
             EIS Engineering, Inc*                      Energy          12/11/2000        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                  InfraSource F.S., LLC*                Energy          11/23/1998        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                  InfraSource E.S., LLC*                Energy            2/3/2000        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
             InfraSource Corporate Services, Inc.       Energy          12/28/2001        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Chowns Communications, Inc.                 Energy           8/12/1999        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Sunesys, Inc.                               Energy           4/18/1998        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
              Sunesys of Virginia, Inc.                 Energy           8/22/2001        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Fischbach and Moore Electric, Inc.          Energy           8/12/1999        100%  Energy-related (Category
                                                                                                1,2,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            MRM Technical Group, Inc.                   Energy           8/12/1999        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Aconite Corporation                      Energy            5/5/1992        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Gas Distribution Contractors, Inc.       Energy          10/31/1988        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Mid-Atlantic Pipeliners, Inc.            Energy           1/23/1995        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Mueller Distribution Contractors, Inc.   Energy          10/16/1986        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Mueller Pipeliners, Inc.                 Energy          12/27/1989        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Mechanical Specialties Incorporated      Energy           3/29/1995        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Rand-Bright Corporation*                 Energy           2/11/1985        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               InfraSource Underground Construction,    Energy           2/05/2002        100%  Energy-related (Category 7)
LLC
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            NEWCOSY, Inc                                Energy           8/12/1999        100%  Energy-related (Category
                                                                                                1,2,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            NEWCOTRA, Inc.                              Energy           8/12/1999        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
              Fishbach and Moore, Inc. .                Energy            4/1/1924        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                Fishbach and Moore Electrical           Energy           7/22/1946        100%  Energy-related (Category 7)
Contracting, Inc.
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                T.H. Green Electric Co., Inc.           Energy            7/6/1926        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Trinity Industries, Inc.                    Energy           8/12/1999        100%  Energy-related (Category
                                                                                                4,7,9)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            OSP Consultants, Inc.                       Energy          10/26/1984        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               International Communications Services,   Energy           8/15/1989        100%  Energy-related (Category 7)
Inc.
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               OSP, Inc.                                Energy           8/12/1987        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               OSP Telecom, Inc.                        Energy           7/13/1989        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               OSP Telcom de Mexico, S.A. de C.V. *     Energy           1/23/1995        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               RJE Telecom, Inc.                        Energy           1/30/1989        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               OSP Servicios S.A. de C.V. *             Energy           9/30/1996        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Utility Locate & Mapping Services, Inc.  Energy           3/27/1991        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Universal Network Development Corp.      Energy            1/1/1901         49%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Dashiell Holdings Corp.                     Energy            5/9/2000        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               Dashiell Corporation                     Energy          11/14/1960        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
                  Dacon Corporation                     Energy           8/11/1969        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            VSI Group Inc                               Energy           4/20/2000        100%  Energy-related (Category
                                                                                                1,2,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
              EGW Meter Services, LLC                   Energy           12/1/2002        100%  Energy-related (Category
                                                                                                1,2,7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            MJ Electric, Inc.                           Energy          10/07/2000        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Electric Services, Inc.                     Energy          11/02/1983        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            EIS Investments, LLC                        Energy          11/14/2000        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
               WCB Services, LLC*                       Energy          1/1/192001         49%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------
            Blair Park Services Inc.                    Energy           4/23/1983        100%  Energy-related (Category 7)
------------------------------------------------------- ------------- ------------- ----------- ------------------------------

* Denotes inactive corporation
(a) Directly and / or indirectly holds securities in energy-related companies.











ITEM 2.  ISSUANCES AND RENEWALS OF SECURITIES AND CAPITAL CONTRIBUTIONS
(in thousands of dollars)
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------




   Company          Type of       Principal                                        Person to     Collateral   Consideration
   Issuing         Security        Amount of       Issue or         Cost of      Whom Security   Given With   Received For
  Securities        Issued        Security          Renewal         Capital        was Issued     Security    Each security
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------
Exelon          Revolving                  $150       Issue       LIBOR plus 50   Exelon          None                  $150
Thermal         credit                                            basis points    Thermal
Development,                                                                      Technologies,
Inc. Inc.
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------
Exelon          Revolving                   150       Issue       LIBOR plus 50   Exelon          None                   150
Thermal         credit                                            basis points    Thermal
Development,                                                                      Holdings, Inc.
Inc.
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------
Exelon          Revolving                   592       Issue       LIBOR plus 50   Exelon          None                   592
Services, Inc.  credit                                            basis points    Enterprises
                                                                                  Company, LLC
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------
Exelon Energy   Revolving                24,000       Issue       LIBOR plus 50   Exelon          None                24,000
Company         credit                                            basis points    Enterprises
                                                                                  Company, LLC
--------------- --------------- ---------------- ---------------- --------------- --------------- ------------ --------------


Capital Contributions (in thousands of dollars):

------------------------------------------- ---------------------------------------- ----------------------------------------
Company Contributing Capital                Company Receiving Capital                Amount of Capital Contribution
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon Enterprises Company, LLC             Exelon Energy Company                                                   *$45,000
------------------------------------------- ---------------------------------------- ----------------------------------------
Exelon Generation Company, LLC              Conemaugh Fuels, LLC                                                       1,730
------------------------------------------- ---------------------------------------- ----------------------------------------

* Conversion of debt to equity









ITEM 3.  ASSOCIATE TRANSACTIONS
     Part I.  Transactions Performed by Reporting Companies on Behalf of Associate Companies
-------------------------------------------------------------------------------------------------------------------
 Reporting Company Rendering   Associate Company Receiving
          Services                       Services               Types of Services Rendered    Total Amount Billed
-------------------------------------------------------------------------------------------------------------------
                                                                                                 (thousands of
                                                                                                    dollars)
-------------------------------------------------------------------------------------------------------------------
Blair Park Services Inc.      PECO Energy Company            Telecom                                          $547
-------------------------------------------------------------------------------------------------------------------
Commonwealth Edison Company   Exelon Thermal Technologies,   Rent                                               19
                              Inc.
-------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc.         Exelon Business Services       Security System                                     1
                              Company
-------------------------------------------------------------------------------------------------------------------
Exelon Services Federal       Commonwealth Edison Company    Construction Project Management                 4,747
Group, Inc
-------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc.         Commonwealth Edison Company    Maintenance and Construction                      153
                                    Services
-------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc.         Exelon Energy Company          IT Services/Facility Charges                      115
-------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc.         Exelon Enterprises Company,    IT Services/Facility Charges                       26
                              LLC
-------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc.         Exelon Business Services       Construction Services                             159
                              Group
-------------------------------------------------------------------------------------------------------------------
Electric Services, Inc        Exelon Generation              Security System                                    78
                              Company, LLC
-------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc.         Commonwealth Edison Company    Security System                                    92
-------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc          PECO Energy Company            Security System                                    11
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Development,   Northwind Aladdin LLC          Plant Operators                                    82
Inc.
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Development,   Northwind Windsor Joint        Administrative and General                          2
Inc.                          Venture
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Technologies,  Northwind Aladdin LLC          Administrative and General                          1
Inc.
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Technologies,  Northwind Aladdin LLC          Plant Management                                   27
Inc.
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Technologies,  Northwind Chicago LLC          District Cooling                                  255
Inc.
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Technologies,  Northwind Chicago LLC          Plant Operators                                   131
Inc.
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Technologies,  Northwind Chicago LLC          Rent                                               27
Inc.
-------------------------------------------------------------------------------------------------------------------
Exelon Thermal Technologies,  Northwind Midway LLC           Plant Operators                                   160
Inc.
-------------------------------------------------------------------------------------------------------------------
InfraSource Integrated        PECO Energy Company            Construction and Maintenance                    7,430
Services, Inc
-------------------------------------------------------------------------------------------------------------------
Electric Services, Inc.       PECO Energy Company            Construction and Maintenance                       99
-------------------------------------------------------------------------------------------------------------------
Electric Services, Inc.       Exelon Generation              Maintenance                                        24
                              Company, LLC
-------------------------------------------------------------------------------------------------------------------
Mid-Atlantic Pipeliners, Inc. PECO Energy Company            Construction                                       79
-------------------------------------------------------------------------------------------------------------------
MJ Electric, Inc.             Exelon Generation              Maintenance                                         7
                              Company, LLC
-------------------------------------------------------------------------------------------------------------------
MJ Electric, Inc.             Commonwealth Edison Company    Construction and Maintenance                    6,397
-------------------------------------------------------------------------------------------------------------------
MJ Electric, Inc.             Exelon Generation              Construction and Maintenance                    2,072
                              Company, LLC
-------------------------------------------------------------------------------------------------------------------
MJ Electric, Inc.             PECO Energy Company            Construction and Maintenance                      544
-------------------------------------------------------------------------------------------------------------------
Northwind Chicago, LLC        Exelon Thermal Technologies,   Cooling                                         1,230
                              Inc.
-------------------------------------------------------------------------------------------------------------------
VSI Group, Inc.               PECO Energy Company            Transfer Work and Meter Reading                   864
                                                             (AMR Project)
-------------------------------------------------------------------------------------------------------------------




ITEM 3.  ASSOCIATE TRANSACTIONS
     Part II.  Transactions Performed by Associate Companies on Behalf of Reporting Companies
------------------------------------------------------------------------------------------------------------------------
  Associate Company Rendering    Reporting Company Receiving Services Types of Services Rendered  Total Amount Billed
            Services
------------------------------------------------------------------------------------------------------------------------
                                                                                                 (thousands of dollars)
------------------------------------------------------------------------------------------------------------------------
Exelon Services, Inc.            Exelon Energy Company                IT Services/Facility                         $115
                                                                      Charges
------------------------------------------------------------------------------------------------------------------------
Commonwealth Edison Company      Exelon Services Federal Group, Inc.  Contract Services                              35
------------------------------------------------------------------------------------------------------------------------
Exelon Business Services Company InfraSource Corporate Services       Legal                                         183
------------------------------------------------------------------------------------------------------------------------
PECO Energy Company              Exelon Services Federal Group, Inc.  Contract Services                              22
------------------------------------------------------------------------------------------------------------------------
Exelon Enterprises Company, LLC  InfraSource Corporate Services       Payroll - Executive                           115
------------------------------------------------------------------------------------------------------------------------
Exelon Business Services Company InfraSource Corporate Services       Rent, Teleconferencing,                        48
                                                                      Phones, Computers, IT and
                                                                      Accounting
------------------------------------------------------------------------------------------------------------------------
PECO Energy Company              InfraSource Integrated Services      Vehicle Expenses and                        1,203
                                                                      Materials
------------------------------------------------------------------------------------------------------------------------












                                                ITEM 4. SUMMARY OF AGGREGATE INVESTMENT
                                                             June 30, 2003
                                                            (in thousands)


Investments in energy-related companies:

Total consolidated capitalization of Exelon Corporation
  as of  June 30, 2003                                                                $24,845,000       Line 1

Total capitalization multiplied by 15% (line 1 multiplied by 0.15)                     $3,726,750       Line 2

Greater of $50 million or line 2                                                        3,726,750       Line 3

Total current aggregate investment subsequent to October 20, 2000 (categorized by major line of energy-related business):
     Energy-related business category 2                                     164,599
     Energy-related business category 5                                     385,246
     Energy-related business category 6                                      55,620
     Energy-related business category 7                                     573,346
     Energy-related business category 9                                       8,241
     Energy-related business category 10                                         16
Total current aggregate investment                                                      1,187,068       Line 4
                                                                                     ------------

Difference between the greater of $50 million
  or 15% of capitalization and the total
  aggregate investment of the registered
  holding company system (line 3 less line 4)                                          $2,539,682       Line 5
                                                                                     ============


Investments in gas-related companies:                                          NONE


ITEM 5.  OTHER INVESTMENTS

Filed under confidential treatment pursuant to Rule 104(b).

ITEM 6 - FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements
--------------------


(1) Exhibit A-1 Statement of Income of Exelon Services, Inc. for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(2) Exhibit A-2 Balance Sheet of Exelon Services, Inc. at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(3) Exhibit A-3 Statement of Income of Exelon Thermal Holdings, Inc. for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(4)  Exhibit A-4 Balance Sheet of Exelon Thermal Holdings, Inc. at June 30, 2003
     - filed under confidential treatment pursuant to Rule 104(b).

(5) Exhibit A-5 Statement of Income of Exelon Energy Company for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(6) Exhibit A-6 Balance Sheet of Exelon Energy Company at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(7) Exhibit A-7 Statement of Income of Unicom Power Holdings, Inc. for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(8) Exhibit A-8 Balance Sheet of Unicom Power Holdings, Inc. at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(9) Exhibit A-9 Statement of Income of Energy Trading Company for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(10) Exhibit A-10 Balance Sheet of Energy Trading Company at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b)

(11) Exhibit A-11 Statement of Income of Unicom Power Marketing, Inc. for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(12) Exhibit A-12 Balance Sheet of Unicom Power Marketing, Inc. at June 30, 2003
     - filed under confidential treatment pursuant to Rule 104(b).

(13) Exhibit A-13 Statement of Income of Adwin Equipment Company for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(14) Exhibit A-14 Balance Sheet of Adwin Equipment Company at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(15) Exhibit A-15 Statement of Income of InfraSource, Inc. for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(16) Exhibit A-16 Balance Sheet of InfraSource, Inc. at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(17) Exhibit B-1 Statement of Income of Penesco Company, LLC for three months and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(18) Exhibit B-2 Balance Sheet of Penesco Company, LLC at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(19) Exhibit B-3 Statement of Income of Cenesco Company, LLC for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(20) Exhibit B-4 Balance Sheet of Cenesco Company, LLC at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(21) Exhibit B-5 Statement of Income of Exelon Allowance Management Co. for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(22) Exhibit B-6 Balance Sheet of Exelon Allowance Management Co. at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(23) Exhibit B-7 Statement of Income of ExTex Marketing, LLC for three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(24) Exhibit B-8 Balance Sheet of ExTex Marketing, LLC at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(25) Exhibit B-9 Statement of Income of ExTex Power, LP for the three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(26) Exhibit B-10 Balance Sheet of ExTex Power, LP at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(27) Exhibit B-11 Statement of Income of Exelon New England Power Marketing LP for the three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(28) Exhibit B-12 Balance Sheet of Exelon New England Power Marketing LP at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(29) Exhibit B-13 Statement of Income of Exelon New England Power Services, Inc. for the three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(30) Exhibit B-14 Balance Sheet of Exelon New England Power Services, Inc. at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(31) Exhibit B-15 Statement of Income of Exelon Hamilton for the three and six months ended June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(32) Exhibit B-16 Balance Sheet of Exelon Hamilton at June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(33) Exhibit B-17 Trial Balance for Keystone Fuels, LLC through June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

(34) Exhibit B-18 Trial Balance for Conemaugh Fuels, LLC through June 30, 2003 - filed under confidential treatment pursuant to Rule 104(b).

                                    SIGNATURE

Pursuant to the requirements of the Public Utility Holding Company Act of 1935, Exelon Corporation has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 29, 2003

                                                            Exelon Corporation
                                                                  Registrant

                                                   By:/s/ Matthew F. Hilzinger
                                                      --------------------------
                                                           Vice President and
                                                            Corporate Controller





With the above signature, I also hereby certify that the corresponding report on Form U-9C-3 for the second quarter of 2003 has been filed with Exelon Corporation's interested state commissions whose names and addresses are listed below.


Donna Caton, Chief Clerk
Illinois Commerce Commission
527 East Capitol Avenue
Springfield, Illinois 62706

James J. McNulty, Secretary
Pennsylvania Public Utility Commission
P.O. Box 3265
Harrisburg, Pennsylvania 17105-3265